225 Franklin Street Boston, MA 02110-2804 United States of America

FOR IMMEDIATE RELEASE

Contact:	Hannah Grove
617-664-3377

STATE STREET TO SELL CORPORATE TRUST BUSINESS
TO U.S. BANCORP

Transaction strengthens State Street’s focus on its core businesses

Boston, MA, August 13, 2002 – State Street Corporation (NYSE: STT), the world’s leading specialist in meeting the needs of sophisticated global investors, today announced that it has entered into a definitive agreement to sell its Corporate Trust business to U.S. Bank, N.A., the lead bank of U.S. Bancorp (NYSE:USB).

 “Our decision to sell the Corporate Trust business reflects our commitment to continually strengthening our focus on our core businesses,” said David A. Spina, chairman and chief executive officer of State Street Corporation. “This transaction enables us to further match our resources to opportunities where we can best leverage our global presence and competitive advantage.”

State Street’s Corporate Trust business employs about 500 people.  U.S. Bank is expected to retain a majority of the employees.

 “This acquisition underscores our position as an industry leader in providing world-class Corporate Trust services,” said Jerry A. Grundhofer, president and chief executive officer of U.S. Bancorp.  “We are committed to providing our new customers with the same high level of quality services that they are accustomed to, and we are extremely pleased to welcome State Street’s talented Corporate Trust professionals to the U.S. Bancorp team.”

           Subject to regulatory approval, the transaction is expected to close by year-end.  State Street anticipates that the divestiture will be neutral to earnings per share in 2003.  Corporate Trust services contribute approximately 3% of State Street’s total revenue, primarily in servicing fees.  Under the terms of the agreement, the transaction is valued at approximately $725 million, about 10% of which will be escrowed pending the successful transition of the business.

State Street’s Corporate Trust business includes for the issuance of taxable and non-taxable securities, including the review of documents and indentures, registration and authentication of bonds, receipt and disbursement of bond sale proceeds, successor trusteeships, escrow account services and transfer and paying agency services.  It also includes bond administration, escrow services, investment banking, loan portfolio services, mortgage and asset-backed securities, and structured finance trust services.

State Street Corporation (NYSE: STT) is the world's leading specialist in providing sophisticated global investors with investment servicing and investment management. With $6.2 trillion in assets under custody and $770 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide. For more information, visit State Street's web site at www.statestreet.com.

Minneapolis-based U.S.  Bancorp, with assets in excess of $173 billion, is the 8th largest financial services holding company in the United States. The company operates 2,131 banking offices and 4,818 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is home of the Five Star Service Guarantee which assures customers of certain key banking benefits and services or customers will be paid for their inconvenience. U.S. Bancorp is the parent company of U.S. Bank.  Visit U.S. Bancorp on the web at usbank.com.

This news release may contain forward-looking statements, as defined by U.S. securities laws. Any such statements are based on current expectations and involve a number of risks and uncertainties. Important factors, including those mentioned in this news release, that could cause actual results to differ materially are set forth in State Street's annual report and subsequent SEC filings. They include risks and uncertainties relating to the value of global and regional financial markets and the pace of worldwide economic growth. State Street encourages investors to review its annual report and SEC filings in conjunction with this announcement and prior to making any investment decision. Any forward-looking statements contained in this news release speak only as of the date of release, August 13, 2002, and the company does not undertake to revise such forward-looking statements to reflect events after the date of this release.

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